EXHIBIT 99.1

Contact:
Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES SECOND QUARTER

FISCAL 2007 FINANCIAL RESULTS

LEXINGTON, MA, May 9, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the second quarter of fiscal 2007, ended March 31, 2007. The Company will host a conference call and webcast today beginning at 8:30 am eastern time (details follow below).

The Company reported revenues of $11.2 million and a consolidated net loss of $12.4 million or $0.22 per share for the quarter ended March 31, 2007. This compares to revenues of $14.4 million and a consolidated net loss of $11.2 million or $0.24 per share for the quarter ended March 31, 2006. During the quarter ended March 31, 2007, the Company’s marketing partner, Esprit Pharma, did not require shipment of bottles of SANCTURA due to the adequate inventory level in advance of the anticipated approval and launch of SANCTURA XR, the once-daily formulation of SANCTURA. For the six months ended March 31, 2007, the Company reported revenues of $24.4 million and a consolidated net loss of $22.7 million or $0.41 per share compared to revenues of $23.4 million and a consolidated net loss of $23.2 million or $0.49 per share for the six months ended March 31, 2006.

At March 31, 2007, the Company had consolidated cash and cash equivalents totaling approximately $59.0 million.

“This has been one of the busiest and most productive periods in the recent history of the Company,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “Completing the acquisition of Valera as well as the successful progress on multiple clinical programs provides many opportunities for Indevus.

“The recent approval of SUPPRELIN LA is an exciting event for the Company and there are many more important milestones remaining this year,” continued Dr. Cooper. “We are looking forward to submitting our NDA for NEBIDO this summer and we are positioning ourselves for the launch of SANCTURA XR in September assuming approval on the August 13, 2007 FDA action date. In addition, we have recently submitted a sNDA for VALSTAR and we are planning to reintroduce the product in late-2007 or early-2008. We are clearly making meaningful progress in building a urology and endocrinology focused specialty pharmaceutical company. “

Recent Highlights

— The Company reported that based on the preliminary data obtained in its ongoing Phase III trial for NEBIDO®, a long-acting injectable testosterone therapy under development for the treatment of male hypogonadism, it believes that the trial is likely to achieve its primary endpoint of meeting the FDA pharmacokinetic guidelines for testosterone therapy. The trial will conclude in late May 2007.

— On April 18, 2007, the Company completed the acquisition of Valera Pharmaceuticals, Inc., a specialty-pharmaceutical company focused on the development and commercialization of urology and endocrinology products. Under the terms of the agreement, each share of Valera common stock was exchanged for 1.1337 shares of Indevus Common Stock. In addition, each Valera shareholder received three contingent stock rights (“CSRs”) per Valera share, relating to three Valera products in various stages of development.

— Indevus also announced that James C. Gale, formerly chairman of the board of directors of Valera, has been elected as a member of the board of directors of Indevus. Mr. Gale, who served as a Valera director since 2001, is a managing director of SMH Capital Inc., a national investment management and investment banking company, and serves as chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of SMH Capital.

— In April, the Company announced that it had submitted a Supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) seeking approval to reintroduce VALSTAR® in the United States. VALSTAR is the only product currently approved by the FDA for therapy of BCG – refractory carcinoma in situ (CIS) of the urinary bladder. VALSTAR is used in BCG-refractory bladder cancer patients who are not candidates for surgical bladder removal (cystectomy). VALSTAR was originally approved by the FDA in 1998 and is currently on the FDA Drug Shortages List.

— In April, the Company, in conjunction with Alkermes, Inc., announced the initiation of a Phase IIa clinical study of ALKS 27 in patients with chronic obstructive pulmonary disease (COPD). ALKS 27 is an inhaled formulation of trospium chloride based on Alkermes’ proprietary AIR® pulmonary technology. The study will assess the safety, tolerability, pharmacokinetics and efficacy of single doses of ALKS 27 and is designed to further define the clinical profile of ALKS 27 in patients with COPD.

— On May 3, 2007, the Company announced that SUPPRELIN® LA (histrelin acetate subcutaneous implant) 50mg was approved by the FDA. SUPPRELIN LA is a once-yearly implant which utilizes the Company’s patented hydron implant technology and is indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. The implant is inserted subcutaneously in the inner aspect of the upper arm and is specifically designed to provide a continuous release of histrelin over 12 months. The Company expects to launch SUPPRELIN LA early this summer.

— The Company announced that based on the approval of SUPPRELIN LA, the milestone pertaining to the SUPPRELIN LA Contingent Stock Right (CSR) issued in connection with the Indevus and Valera merger has been achieved. As a result, the SUPPRELIN LA CSR has become convertible into $1.00 of Indevus Common Stock. Based on an Indevus Common Stock average closing price of $7.093, the exchange ratio is 0.141 shares of Indevus stock for each CSR (with cash in lieu of fractional shares). The Company expects to issue approximately 2.3 million shares of Common Stock as a result of the achievement of this milestone.

Financial Results

Total consolidated revenues for the quarter ended March 31, 2007 were $11.2 million, a decrease of 22% from the $14.4 million reported for the quarter ended March 31, 2006. Revenue for the quarter ended March 31, 2007 consisted primarily of $3.6 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $2.5 million of SANCTURA royalties, $2.2 million in sales force subsidy and $0.7 million from sales of DELATESTRYL®. During the quarter, the Company also recognized $1.5 million related to the initial payment from Novexel, SA for aminocandin, $0.4 million from the Company’s copromotion of VANTAS, and $0.3 million in royalties for Sarafem®. The Company’s marketing partner, Esprit Pharma, did not require shipment of bottles of SANCTURA during the quarter, due to the adequate inventory level in advance of the anticipated approval and launch of SANCTURA XR, the once-daily formulation of SANCTURA.

Cost of product revenue for the quarter ended March 31, 2007 was $1.3 million, a decrease of 78% from the $5.8 million reported for the quarter ended March 31, 2006. Cost of product revenue in the current quarter relate primarily to royalties on sales of SANCTURA that are reimbursed by Esprit and costs associated with DELATESTRYL.

Research and development expenses for the quarter ended March 31, 2007 were $9.3 million, a decrease of 2% from the $9.4 million reported for the quarter ended March 31, 2006. Marketing, general and administrative expenses for the quarter ended March 31, 2007 were $12.7 million, an increase of 34% from the $9.5 million reported for the quarter ended March 31, 2006.

Total consolidated revenues for the six month period ended March 31, 2007 were $24.4 million, an increase of 4% from the $23.4 million reported for the six month period ended March 31, 2006. Revenue for the six month period ended March 31, 2007 consisted primarily of $9.2 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $4.9 million of SANCTURA royalties, $4.5 million in sales force subsidy, $1.9 million from product sales of SANCTURA to Esprit, and $1.3 from sales of DELATESTRYL. During the period, the Company also recognized $1.5 million related to the initial payment from Novexel, SA for aminocandin, $0.6 million in royalties for Sarafem, and $0.4 million from the Company’s copromotion of VANTAS®.

Cost of product revenue for the six month period ended March 31, 2007 was $5.6 million, a decrease of 27% from the $7.7 million reported for the six month period ended March 31, 2006. Cost of product revenue relates primarily to sales of SANCTURA to Esprit at cost and costs associated with DELATESTRYL.

Research and development expenses for the six month period ended March 31, 2007 were $19.2 million, a decrease of 3% from the $19.8 million reported for the six month period ended March 31, 2006. Marketing, general and administrative expenses for the six month period ended March 31, 2007 were $21.7 million, an increase of 22% from the $17.8 million reported for the six month period ended March 31, 2006.

Interest expense included $1.3 million and $2.6 million for the quarter and six month period ended March 31, 2007 in connection with the Company’s July 2003 issuance of Convertible Notes.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 8:30 AM eastern time on May 9, 2007. The live call may be accessed by dialing 866-356-4279 from the U.S. and Canada, and 617-597-5394 from international locations. The participant passcode is 83672411. A replay of the call will be available beginning at 11:00 AM on May 9, 2007 and lasting until 12:00 AM on June 9, 2007. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 76947849.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, and DELATESTRYL® to treat male hypogonadism, all of which are currently marketed, as well as SUPPRELIN® LA, which was recently approved for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the hydron implant technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO®, VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS,

SUPPRELIN® LA and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be successfully integrated; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended March 31, 2007 and 2006

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended March 31,		For the six months ended March 31,
	2007	2006	2007	2006
Total revenues	$11,224	$14,422	$24,375	$23,396
Costs and expenses:
Cost of product revenues	1,274	5,780	5,550	7,650
Research and development	9,272	9,434	19,191	19,754
Marketing, general and administrative	12,687	9,508	21,690	17,816

Total costs and expenses	23,233	24,722	46,431	45,220

Loss from operations	(12,009)	(10,300)	(22,056)	(21,824)

Investment income	863	802	1,903	1,688
Interest expense	(1,293)	(1,293)	(2,585)	(2,585)
Minority interest	—	(435)	—	(435)

Net loss	$(12,439)	$(11,226)	$(22,738)	$(23,156)

Net loss per common share:
Basic and diluted	$(0.22)	$(0.24)	$(0.41)	$(0.49)

Weighted average common shares:
Basic and diluted	55,923	47,281	55,885	47,222

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2007	September 30, 2006
Cash, cash equivalents and marketable securities	$59,009	$76,125
Other assets	17,367	16,182

Total assets	$76,376	$92,307

Convertible notes	72,000	72,000
Deferred revenue	128,249	127,474
Other liabilities	19,761	17,163

Capital	351,779	348,345
Accumulated deficit	(495,413)	(472,675)

Total stockholders' deficit	(143,634)	(124,330)

Total liabilities and stockholders' deficit	$76,376	$92,307